            Imagination in Education

For Immediate Release

PCS ANNOUNCES SAUDI STEM CONTRACT WITH CULTURAL INNOVATIONS

BOISE, Idaho – June 25, 2012 - PCS Edventures!.com, Inc., (OTCBB: PCSV-News) a leading provider of K-16 programs focused on Science, Technology, Engineering and Mathematics (STEM), today announced the signing of a contract with Cultural Innovations, a London based museum, science center and experience consulting company. The contract is to provide STEM education consulting services related to an underway initiative, a national project for establishing science centers across the Kingdom of Saudi Arabia, for the Tatweer Education Holding Company.

Martyn Best, CEO of Cultural Innovations, said, "We look forward to working with the STEM education team from PCS on this exciting project."

Robert Grover, CEO of PCS Edventures!, said "Our years of experience in the Middle East, and in Saudi Arabia in particular, have given us a great deal of insight into the region. We truly appreciate the opportunity to work with Cultural Innovations and to contribute to the Saudi Arabian Ministry of Education's efforts for continuous improvement in science and math education now and in the future."

You can learn more about PCS STEM programs and International activities in stories posted on the PCS News website.  http://pcsedu.com/news

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and Math (STEM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information is available at http://www.edventures.com.

PCS Edventures! is headquartered in Boise, Idaho, and its common stock is listed on the OTC Bulletin Board under the symbol "PCSV."

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Actual results could differ materially from such statements.

Contact Information:

Financial Contact:  Leann Gilberg 1.800.429.3110  x136, lgilberg@pcsedu.com

Investor Contact:  Robert Grover 1.800.429.3110  x114, rgrover@pcsedu.com

Web Site:

              www.edventures.com